Exhibit 99.2 News Release For Immediate Release, Page 1 of 2

Cboe Global Markets Announces Election of Fredric Tomczyk to Board of Directors

CHICAGO – August 1, 2019 -- Cboe Global Markets, Inc. (Cboe: CBOE), one of the world’s largest exchange holding companies, today announced its Board of Directors elected Fredric J. Tomczyk, former President and Chief Executive Officer of TD Ameritrade Holding Corporation, to its Board of Directors on July 30, 2019.

Mr. Tomczyk was elected to fill a vacancy on the Board resulting from the Board increasing its size to fourteen members.

Mr. Tomczyk was President and Chief Executive Officer of TD Ameritrade Holding Corporation from 2008 until his retirement in  2016.  Previously, he held positions of increasing responsibility and leadership with the TD organization from 1999.  Mr. Tomczyk was also a member of the TD Ameritrade board of directors from 2006 to 2007 and 2008 to 2016.  Prior to joining the TD organization in 1999, Mr. Tomczyk was President and Chief Executive Officer of London Life.

“We are pleased to add a leader of Fred’s caliber to our board,” said Ed Tilly, Cboe Global Markets Chairman, President and Chief Executive Officer. “Fred has had a distinguished career and brings exceptional credentials and a wealth of industry experience to our board.”

Mr. Tomczyk currently serves as a trustee of Liberty Property Trust, a publicly traded company. He also served as a director of Knight Capital Group, Inc., formerly a publicly traded company, and the Securities Industry and Financial Markets Association.  Mr. Tomczyk is a Fellow of the Institute of Chartered Accountants of Ontario.

About Cboe Global Markets, Inc.

Cboe Global Markets, Inc. (Cboe: CBOE) is one of the world’s largest exchange holding companies, offering cutting-edge trading and investment solutions to investors around the world. The company is committed to relentless innovation, connecting global markets with world-class technology, and providing seamless solutions that enhance the customer experience.

Cboe offers trading across a diverse range of products in multiple asset classes and geographies, including options, futures, U.S. and European equities, exchange-traded products (ETPs), global foreign exchange (FX) and multi-asset volatility products based on the Cboe Volatility Index (VIX Index), the world’s barometer for equity market volatility.

Cboe’s trading venues include the largest options exchange in the U.S. and the largest stock exchange by value traded in Europe.  In addition, the company is one of the largest stock exchange operators in the U.S. and a leading market globally for ETP trading.

The company is headquartered in Chicago with offices in Kansas City, New York, London, Amsterdam, San Francisco, Singapore, Hong Kong and Quito, Ecuador.  For more information, visit www.cboe.com.

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News Release For Immediate Release, Page 2 of 2

	Media Contacts	Analyst Contact

Angela Tu	Stacie Fleming	Debbie Koopman
+1-646-856-8734	+44-20-7012-8950	+1-312-786-7136
atu@cboe.com	sfleming@cboe.com	koopman@cboe.com

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